                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                              --------------------

                                 SCHEDULE 14D-9
          Solicitation/Recommendation Statement under Section 14(d)(4)
                     of the Securities Exchange Act of 1934

                              --------------------

                    JILIN CHEMICAL INDUSTRIAL COMPANY LIMITED
                (NAME OF SUBJECT COMPANY TRANSLATED INTO ENGLISH)

                              --------------------

                    JILIN CHEMICAL INDUSTRIAL COMPANY LIMITED
                        (NAME OF PERSON FILING STATEMENT)

                              --------------------

                           American Depositary Shares
              Class H Ordinary Shares, Par Value RMB 1.00 Per Share
                         (TITLE OF CLASS OF SECURITIES)

                              --------------------

                                   477418107
                      (CUSIP NUMBER OF CLASS OF SECURITIES)

                               -------------------

                                  Zhang Li Yan
                             No. 9, Longtan Street
                                Longtan District
                           Jilin City, Jilin Province
                         The People's Republic of China
                                (86) 432-390-3651

                                 with a copy to:


                                 Wei Chun, Esq.
                             Sullivan & Cromwell LLP
                                   28th Floor
                            Nine Queen's Road Central
                                    Hong Kong
                                 (852) 2826-8688

          (NAME, ADDRESS, AND TELEPHONE NUMBER OF PERSON AUTHORIZED TO
           RECEIVE NOTICES AND COMMUNICATIONS ON BEHALF OF THE PERSON
                                FILING STATEMENT)

                              --------------------

[X] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

                              --------------------

                                               EXHIBITS


Exhibit Number
--------------
1.1  Press Release, dated October 31, 2005
1.2  Joint Announcement by PetroChina Company Limited and Jilin Chemical
     Industrial Company, dated October 28, 2005